Exhibit 99.1
W HOLDING COMPANY, INC.,
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO,
REPORTS EARNINGS RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2006
Mayagüez, Puerto Rico, May 3, 2006. W Holding Company, Inc. (NYSE: “WHI”), the financial holding company of Westernbank Puerto Rico and Westernbank Insurance Corp., today reported its financial position and results of operations for the first quarter ended March 31, 2006.
FIRST QUARTER HIGHLIGHTS:
•	Net income for the first quarter ended March 31, 2006, was $35.4 million or $0.16 earnings per basic common share ($0.15 on a diluted basis), compared to $45.8 million or $0.22 earnings per basic common share ($0.21 on a diluted basis) for the same quarter in 2005(1), a decrease of $10.4 million or 22.73%. Net income for the first quarter of 2006 was mainly impacted by a relatively flat net interest income due to the margin pressures as a result of a flat-to-inverted yield curve, a $5.1 million increase in noninterest expenses and a $7.9 million increase in the provision for income taxes.

•	As a result of the Company’s continued strategy of growing its loan portfolio, loans receivable-net grew $207.5 million or 2.66% for the quarter ended March 31, 2006, from $7.8 billion at December 31, 2005. On a year-to-year basis, loan production was strong, increasing the Company’s loan portfolio-net by $1.4 billion or 21.35%.

•	Commercial real estate — mortgage loans increased by $57.2 million at March 31, 2006, from $4.3 billion at December 31, 2005. On a year-to-year basis, commercial real estate — mortgage loans increased by $960.9 million or 28.63%, from $3.4 billion at March 31, 2005, to $4.3 billion at March 31, 2006.

•	Net loans charged-off to average total loans ratio improved by 4 basis points during the first quarter of 2006, to 0.16% from 0.20% for the same quarter in year 2005 and by 11 basis points from 0.27% reported for the year ended December 31, 2005.

•	W Holding’s combined delinquency on all loan portfolios for the categories of 60 days and over at March 31, 2006, was 0.65%, below the Company’s benchmark of 1%. On a linked quarter comparison, the Company’s combined delinquency on all portfolios for the categories of 60 days and over improved by 7 basis points, from 0.72% at December 31, 2005.

•	The delinquency ratio on the commercial real estate-mortgage and commercial, industrial and agricultural loan (“Commercial and C&I”) and construction loan portfolios for the categories of 60 days and over was 0.66% (less than 1%) at March 31, 2006. On a linked quarter comparison, the Company’s delinquency ratio on the commercial loan portfolio for the categories of 60 days and over improved 19 basis points, from 0.85% at December 31, 2005.

•	The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over increased by 9 basis points to 1.33% at March 31, 2006, from 1.24% for the comparable period in 2005. On a linked quarter comparison, the Company’s delinquency ratio on the consumer loan portfolio for the categories of 60 days and over increased by 20 basis points, from 1.13% at December 31, 2005.

•	Non-performing loans stand at $69.9 million or 0.86% (less than 1%) of Westernbank’s total loan portfolio at March 31, 2006.

•	Stockholders’ equity stands at $1.2 billion at March 31, 2006.

•	Margin pressures continued as a result of the flat-to-inverted yield curve, while short-term rates continued to rise. On a linked quarter basis, the Company net interest margin improved 7 basis points, from 1.92% for the fourth quarter of 2005, to 1.99% for the first quarter of 2006. However, on a quarter-to-quarter basis, the Company net interest margin decreased 24 basis points, from 2.23% for the first quarter of year 2005(1).
Overview
The financial information as of and for the three months ended March 31, 2005, gives effect to the restatement of the Company’s consolidated financial statements, as discussed in Note 25 in to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Net income, stockholders’ equity and basic and diluted earnings per common share as of and for the three months ended March 31, 2005 and the related percentages or ratios have been adjusted for the restatement and are identified with (1) or (“As Restated”).
W Holding reported net income for the first quarter of 2006 of $35.4 million or $0.16 earnings per basic common share ($0.15 on a diluted basis), compared to $45.8 million or $0.22 earnings per basic common share ($0.21 on a diluted basis) for the same quarter in 2005(1), a decrease of $10.4 million or 22.73%. Net income for the first quarter of 2006, was impacted by a relatively flat net interest income as a result of the flat-to-inverted yield curve, a $1.0 million increase in the provision for loan losses, a $3.5 million increase in noninterest income mainly due to increases of $1.5 million on service and other charges on loans, deposits and other fees and commissions and a positive variance of $1.9 million on net gain (loss) on derivative instruments, a $5.1 million increase in noninterest expenses and a $7.9 million increase in the provision for income taxes. In the first quarter of 2005(1), the Company recorded a charge of $4.6 million ($2.8 million, net of taxes), mainly as a result of the change in the fair value during the period of certain interest rate swaps on a portion of the Company’s brokered deposits.
The return on assets (ROA) and the return on common stockholders’ equity (ROCE) for the first quarter of 2006 were 0.86% and 15.57%, respectively, compared to 1.25% and 25.14% reported for the same quarter in 2005(1).
At March 31, 2006, W Holding’s total assets ended at $16.7 billion. Total assets grew $562.3 million or 3.48%, from $16.2 billion at December 31, 2005, principally driven by the growth of $327.0 million or 4.62% in the investment securities portfolio, mainly short-term tax-exempt U.S. Government Agency discount notes and $207.5 million or 2.66% in the Company’s loan portfolio-net. Loans receivable-net grew by $207.5 million, from $7.8 billion at December 31, 2005, as a result of the Company’s continued strategy of growing its loan portfolio through commercial real estate collateralized, construction and land acquisition, asset-based and other industrial and agricultural commercial loans. The Company has continued to shift and reposition its balance sheet by placing emphasis on growing its floating rate loans, so as to lessen the impact of margin compression, while remaining on the sideline on the investment side until investment opportunities arise.
Stockholders’ equity increased by $18.9 million or 1.58% to $1.2 billion as of March 31, 2006, when compared to December 31, 2005. Such increase resulted principally from the combination of the net income of $35.4 million generated during the quarter ended March 31, 2006, partially offset by dividends paid during the same quarter of $7.8 million and $9.2 million on the Company’s common and preferred stock, respectively.
The period-end number of common shares outstanding increased from 164,098,237 as of December 31, 2005, to 164,235,639 as of March 31, 2006, as a result of the conversion of 3,550 shares of the Company’s convertible preferred stock Series A, into 12,402 shares of the Company’s common stock, and the issuance of 125,000 common shares from the exercise of stock options.
Net Interest Income
Net interest income for the first quarter ended March 31, 2006, remained relatively flat at $78.6 million, when compared to $78.4 million for the same quarter in 2005(1). Such results are mainly due to the flat to inverted yield curve and the fact that the upward repricing of the Company’s interest-bearing assets continues to lag behind the increase in the cost of funds of its interest-bearing liabilities. Even though there was a $21.8 million positive volume variance, this was almost matched by a $21.6 million negative rate variance. Average net interest-earning assets for the first quarter of 2006 increased by $153.0 million or 16.31%, when compared to the same quarter in 2005(1).
The average interest-earning assets for the first quarter of 2006 increased by $1.7 billion or 12.23%, compared to the same quarter in year 2005(1). The average loan portfolio increased by $1.8 billion or 28.80%, particularly in the Commercial and C&I and in the construction - mortgage loan portfolios. The average investment portfolio, excluding short-term money market instruments, increased by $370.2 million or 6.02%, primarily in short-term tax-exempt securities, such as U.S. Government Agencies discount notes, while average mortgage-backed securities and average money market instruments decreased by $172.5 million or 20.98% and $241.3 million or 22.49%, respectively. Changes in investment portfolios are attributable to the reinvestment on short-term tax-exempt securities, specifically U.S. Government Agencies discount notes, as part of management’s strategy of growing the Company’s tax exempt interest income.
The average yield earned in interest-earning assets increased 78 basis points from 5.08% for the first quarter ended March 31, 2005(1), to 5.86% for the same quarter in 2006. The increase in the average yield for the first quarter of 2006 was mainly due to higher average yields earned on the loan portfolio, higher reinvestment rates on matured and called securities and higher yields earned on money market instruments. The increase in the average yield earned on the loan portfolio was due to new higher yielding loans and the re-pricing of existing floating rate

Commercial and C&I loans. During the last four quarters ended March 31, 2006, the Federal Reserve has increased the discount rate by 200 basis points reflected equally on the Prime Rate, an index used by the Bank to re-price most of its floating rate loans.
For the quarter ended March 31, 2006, the Company’s overall cost of funds increased 110 basis points, from 3.05%, to 4.15%, when compared to the same quarter in 2005(1). The increase in the overall cost of funds was due to a general increase in the cost of funding sources of the Company. The average interest rate paid on deposits increased by 87 basis points, from 2.94% for the first quarter of 2005(1), to 3.81% for the same period in 2006, while the average interest rate paid on federal funds purchased and repurchase agreements increased by 145 basis points, from 3.13% for the quarter ended March 31, 2005, to 4.58% for the same period in 2006. The average interest rate paid on Advances from FHLB also increased by 112 basis points, from 3.83% for the quarter ended March 31, 2005, to 4.95% for the same period in 2006.
On a linked quarter comparison, the average yield in interest-earning assets increased 33 basis points, from 5.53% for the fourth quarter of year 2005. As explained before, the increase in the average yield for the first quarter of 2006 was mainly due to higher average yields earned on the loan portfolio, higher reinvestment rates on matured and called securities and higher yields earned on money market instruments. Meanwhile, the Company’s overall cost of funds increased 27 basis points, from 3.88% for the fourth quarter of year 2005 to 4.15% for the first quarter of year 2006. The increase in the overall cost of funds was due to a general increase in the cost of funding sources of the Company.
The strong growth in average interest-earning assets between both quarters was in part offset by an increase in the average interest-bearing liabilities of $1.6 billion or 11.94%, for the quarter ended March 31, 2006. Deposits grew on average by $1.9 billion or 29.55%, during the first quarter of 2006. For the first quarter of 2006, other borrowings (federal funds purchased, repurchase agreements and advances from FHLB) in average decreased by $339.1 million or 5.00%, when compared to the same period in 2005.
Net Interest Margin
On a linked quarterly comparison, the Company’s net interest margin improved by 7 basis points, from 1.92% for the fourth quarter of 2005 to 1.99% in the first quarter of 2006. The increase in the Company net interest margin on a linked quarter comparison was due to higher yields on interest-earning assets. However, the Company’s net interest margin decreased 24 basis points to 1.99% in the first quarter of 2006, when compared to 2.23% in the first quarter of 2005(1). The decrease in the Company’s net interest margin resulted from an increase in the general cost of funding of W Holding at a faster pace than the increase in the Company yield on interest-earning assets, as explained before.
Under a flat interest rate scenario for the next twelve-month period, based on the Company asset and liability composition as of March 31, 2006, we estimate the Company’s net interest margin will be within a range of 1.73% to 1.82% during said period. Assuming an instantaneous 100 basis-point decrease in the fed funds rate, we estimate the Company’s net interest margin will fluctuate within a range of 1.77% to 1.83% during said period. Under an instantaneous 200 basis-points decrease in the fed funds rate, we estimate the Company’s net interest margin will fluctuate within a range of 1.70% to 1.80%. Assuming a 100 basis-points increase in the fed funds rate, we estimate the Company’s net interest margin will fluctuate within a range of 1.63%

to 1.80%. Furthermore, a 200 basis-points increase in the fed funds rate will cause the Company’s net interest margin to fluctuate between a range of 1.49% to 1.77%. The lower and higher values of such range mean the lowest and highest net interest margin for any given quarter within the said twelve-month period. These ranges are management’s estimates based on instantaneous rate shocks of 100 and 200 basis-points with results one year (twelve months) forward. They do not consider any asset/liability management strategy that could be undertaken given such interest rate changes during said one year period, such as those already implemented since the latter part of year 2004 in order to lessen the sensitivity and projected impact of a continued rising interest rate environment.
Attached as Exhibits IIIa and IIIb are supplemental unaudited data schedules providing additional information on the net interest margin, including average balances and average rates for both, interest-earning assets and interest-bearing liabilities, as well as changes in volumes and rates for the periods presented.
Noninterest Income
Noninterest income increased $3.5 million or 60.81% for the three month period ended March 31, 2006, when compared to the same period in 2005 (1) . This increase was mainly due to increases of $1.5 million on service and other charges on loans, deposits and other fees, due to higher activity and fees resulting from the Company’s overall growing volume of business and other fees by the Company asset-based lending operation, in addition to a positive variance of $1.9 million on net gain (loss) on derivative instruments. On January 3, 2006, the Company re-designated most of its interest rate swaps relating to its brokered certificates of deposit (“brokered CDs”) utilizing the “long-haul” method of SFAS No. 133. In cases in which the hedging relationship is effective, the changes in the fair value of both the hedged items (the brokered CDs) and the interest rate swaps are recorded through earnings.
Noninterest Expenses
Total noninterest expenses increased $5.1 million or 21.18% for the three-month period ended March 31, 2006, when compared to the corresponding period in 2005. Salaries and employees’ benefits, the largest component of total noninterest expenses, increased $3.0 million or 27.87% for the first quarter of year 2006, compared to the same period in 2005. Such an increase is attributed to the increase in personnel, normal salary increases and related employees benefits, principally attributed to the Company’s continued expansion in the San Juan Metropolitan area and its entrance to the east coast of Puerto Rico. On March 16, 2005, the Company opened its first mega branch in the eastern region of Puerto Rico, in the town of Humacao and on December 28, 2005, it opened its newest mega branch in the Condado area in the city of San Juan. Also during the first quarter of year 2006, the Company established Westernbank International Trade Services, a division of Westernbank Puerto Rico that provides international trade products and services to customers. At March 31, 2006, the Company had 1,356 full-time employees, including its executive officers, an increase of 153 employees or 12.72% since March 31, 2005.
Advertising expense increased by $1.1 million or 62.30% for the three months ended March 31, 2006, when compared to the same period in 2005. The increase was primarily due to the agreement by Westernbank to sponsor the World’s Best 10K Race, one of the most important and recognized sports activities in the world.

Noninterest expenses, other than salaries and employee benefits, and advertising discussed above, increased by $1.1 million or 9.18%. The increase resulted primarily from the additional investment in technology and general infrastructure to sustain and coordinate the Company’s growth and expansion in all of its business areas, mainly in the San Juan Metropolitan area and on the east coast of Puerto Rico.
The Company has maintained operating expenses at adequate levels and achieved an efficiency ratio of 33.72% for the first quarter of 2006, compared to 27.50% for the same period in 2005(1). The change in the efficiency ratio for the first quarter of 2006 was mainly due to increases in non-interest expenses, as previously explained, while net interest income and other income remained relatively flat.
Provision for Income Taxes
The provision for income taxes increased $7.9 million or 98.79% for the three-month period ended March 31, 2006, when compared to the same period in 2005(1). The current provision for Puerto Rico income taxes for the first quarter of 2006 amounted to $17.2 million, a significant increase of $6.6 million or 62.79%, when compared to $10.6 million for the same quarter in 2006. The increase in the current provision for income taxes is attributed to two factors. First, on August 1, 2005, the Governor of Puerto Rico signed Law No. 41 which imposes a transitory additional surtax of 2.5% over net taxable income. This transitory additional tax is in effect for taxable years 2005 and 2006. Second, the increase in the income before the provision for income taxes was primarily due to the significant increase in the Company’s taxable income derived from increases in the loans portfolio, changing the proportion between exempt and taxable income and increasing the Company’s effective tax rate.
The deferred credit for the quarter ended March 31, 2006, decreased by $1.3 million, when compared to the same period in prior year(1). Such decrease is attributable to temporary differences in the recognition of certain items for tax and books, principally changes in the allowance for loan losses. Even though the Company’s effective tax rate increased, it continues to be substantially below the statutory rate.
Asset Quality
W Holding’s asset quality continues to be strong in spite of the Company’s continued aggressive loan portfolio growth, as measured by the Company net charge-offs to average loans, provision for loan losses to net loans charged-off, reserves to total loans and allowance for loan losses to non-performing loans. W Holding is essentially a secured lender, having 83% of its loan portfolio as of March 31, 2006, secured by real estate.
On a linked quarter comparison, the Company’s combined delinquency on all portfolios for the categories of 60 days and over improved by 7 basis points, from 0.72% at December 31, 2005, to 0.65% (less than 1%) at March 31, 2006. The decrease in the overall delinquency ratio resulted from a decrease in the delinquency levels of the Commercial and C&I and construction loan portfolios. The delinquency ratio on the Commercial and C&I and construction loan portfolios for the categories of 60 days and over improved 19 basis points from 0.85% at December 31, 2005, to 0.66% at March 31, 2006. This improvement of 19 basis points was mainly due to the payoff of five commercial loans from one borrower that were in delinquency status at December 31, 2005, for an aggregated principal of $8.4 million. The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over increased by 20 basis points when compared to December 31, 2005. The increase in the consumer loans portfolio delinquency ratio on a linked quarter comparison is attributable to consumer loans past due over 90 days which are collateralized by real estate properties.
On a quarter-to-quarter basis, the combined delinquency on all portfolios for the categories of 60 days and over increased by 12 basis points, when compared to the year-ago combined delinquency ratio of 0.53% at March 31, 2005. The increase in the overall delinquency ratio resulted from an increase of $36.4 million in delinquent loans of the Commercial and C&I loan portfolio, mainly in loans collateralized by real estate properties, as explained below.
The delinquency ratio on the Commercial and C&I and construction loan portfolios for the categories of 60 days and over increased by 18 basis points to 0.66% (less than 1%), when compared to the year-ago ratio of 0.48% at March 31, 2005. The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over increased by 9 basis points to 1.33% at March 31, 2006, from 1.24% for the comparable period in 2005. The increases in both delinquency ratios are principally attributable to Commercial and C&I loans and consumer loans past due over 60 days which are collateralized by real estate properties. On the Commercial & C&I loans portfolio, there is a new delinquent loan with an outstanding principal balance of $3.0 million and six other new delinquent loans with outstanding principal balances between $1.0 million and $1.6 million, with an aggregate outstanding principal balance of $8.3 million. These loans are collateralized with real estate and did not require any valuation allowance.
The provision for possible loan losses amounted to $7.0 million for the first quarter of 2006, up by $1.0 million, from $6.0 million for the same period in 2005. The increase in the provision for loan losses is attributable to the overall growth in the Company’s loan portfolio, mainly those of its Commercial and C&I loans. Commercial and C&I loans grew to $5.5 billion at March 31, 2006, an increase of $182.6 million or 3.46%, when compared to December 31, 2005. On a year-to-year basis, the Commercial and C&I loan portfolio grew $1.2 billion or 28.48%, from $4.2 billion at March 31, 2005. Westernbank Business Credit loan portfolio grew to $1.4 billion at March 31, 2006, an increase of $89.3 million or 6.59%, when compared to December 31, 2005, and an increase of $294.7 million or 27.83%, when compared to March 31, 2005. The average yield of Westernbank Business Credit loan portfolio at March 31, 2006, was 8.65%.
Net loans charged-off in the first quarter of 2006 remained unchanged at $3.1 million, when compared to the same period in 2005. This is the net result of an increase of $1.8 million in total loans charged off, partially offset by recoveries of loans previously charged off. Recoveries made during the quarter ended March 31, 2006, from accounts previously written-off amounted to $2.2 million, an increase of $1.8 million, when compared to recoveries made in the comparable quarter in year 2005. The increase in loans charged-off for the first quarter of 2006 when compared to same quarter in 2005 is attributed to a $2.5 million increase in Commercial and C&I loans charged-off. Such increase is principally due to a $2.3 million additional partial charge-off of one reserved loan of the Company’s asset based lending division that was acquired in the original purchased loan portfolio in 2001. During the fourth quarter of year 2005, the Company recorded a partial charge-off of $5.3 million for this loan. The remaining outstanding principal balance of this loan at March 31, 2006, was $7.8 million, with a specific valuation allowance of $5.0 million.
Consumer loans charge-offs in the first quarter of 2006 were $2.2 million, an improvement of $614,000, when compared to the same quarter in 2005. The decrease is principally attributed to lower charge-offs by the Expresso of Westernbank division, the principal component of the consumer loan charge-offs. Loans charged-off by the Expresso of Westernbank division decreased from $2.1 million for the first quarter of 2005, to $1.7 million for same period in 2006, a decrease of $436,000 or 20.49%. Management’s strategy of stabilizing loan losses and increasing the overall rates charged of the Expresso loan portfolio by continuously reviewing its underwriting policies and increasing the level of collateralized loans, has resulted in lower levels in net charge-offs and a higher yield loan portfolio. The Expresso of Westernbank loan portfolio decreased from $135.0 million at December 31, 2005, to $133.7 million at March 31, 2006. On a year-to-year basis, the Expresso of Westernbank loan portfolio decreased by $8.6 million, from $142.3 million at March 31, 2005. The average yield of the Expresso of Westernbank loan portfolio was 23.11% at March 31, 2006. Also, the loan portfolio of Expresso of Westernbank collateralized by real estate at March 31, 2006, already accounts for 16% of the outstanding balance.
Non-performing loans stand at $69.9 million or 0.86% (less than 1%) of the total loan portfolio at March 31, 2006, an increase of $5.9 million, when compared to $64.0 million or 0.81% of the total loan portfolio at December 31, 2005. The increase in non-performing loans mainly comes from the Company’s Commercial and C&I loan portfolio. Non-performing loans on the Commercial and C&I loan portfolio increased by $4.7 million or 8.40%, when compared to December 31, 2005. The increase is primarily attributed to one loan of the Company’s asset based lending division, with an outstanding balance of $14.2 million at March 31, 2006. This loan was placed in non-performing status during the first quarter of 2006 by the Company, due to the borrower’s financial condition, as explained before, even though this loan has been paid in accordance with the contractual terms and conditions. At March 31, 2006, this loan has a valuation allowance of $5.5 million. During the first quarter of 2006, five loans that were in non-performing status at December 31, 2005, all of them with the same borrower and an aggregate outstanding principal balance of $8.4 million, were paid-off.
At March 31, 2006, the allowance for possible loan losses was 137.67% of total non-performing loans (reserve coverage). Of the total allowance of $96.3 million, $15.1 million is the Company’s specific allowance and the remaining $81.2 million is a general allowance.
Total Loans, Investments and Deposits
Loans receivable-net grew $207.5 million or 2.66%, to $8.0 billion at March 31, 2006, compared to $7.8 billion at December 31, 2005, and $1.4 billion or 21.35% compared to $6.6 billion at March 31, 2005(1). These increases reflect the Company’s emphasis on continued growth in its variable rate loan portfolio mainly through Commercial and C&I loans. As a result, commercial real estate loan portfolio increased from $3.4 billion as of March 31, 2005, to $4.3 billion as of December 31, 2005, and to $4.3 billion as of March 31, 2006, an increase of $960.9 million or 28.63% on a year-to-year basis, and $57.2 million or 1.34%, when compared to December 31, 2005. Commercial industrial and agricultural loans portfolio increased from $889.6 million at March 31, 2005, to $1.0 billion at December 31, 2005, and to $1.1 billion at March 31, 2006, up by $248.9 million or 27.98% on a year-to-year basis, and $125.4 million or 12.37%, when compared to December 31, 2005. Attached as Exhibit IV is a supplemental unaudited data schedule providing additional information on W Holding loan portfolio.
W Holding’s investment portfolio, excluding short-term money market instruments, stands at $7.4 billion at March 31, 2006, increasing by $327.0 million or 4.62% in comparison to $7.1 billion at December 31, 2005. The increase in the investment portfolio is attributable to the reinvestment of a portion of its liquid assets into short-term tax exempt securities, specifically U.S. Government Agencies discount notes, as part of management’s strategy of growing the Company’s tax exempt interest income. In light of the current rising interest rate scenario, the Company’s strategy has shifted to reposition its balance sheet by continuing the emphasis on growing its floating rate loans, while remaining on the sideline on the investment side until new investment opportunities arise. The investment portfolio at March 31, 2006, had an average contractual maturity of 39 months.
The Company’s interest rate risk model takes into consideration the callable feature of certain investment securities. Assuming that all call features are exercised, the investment portfolio as of March 31, 2006, had a remaining average maturity of five months. Under the present interest rate scenario, no single security may be called. However, no assurance can be given that such levels will be maintained in future periods.
As of March 31, 2006, total deposits reached $8.9 billion, from $8.4 billion at December 31, 2005, an increase of $552.2 million or 6.59%, while federal funds purchased and repurchase agreements decreased by $14.3 million to $6.2 billion, from $6.3 billion at December 31, 2005. During the three months ended March 31, 2006, the Company has continued extending a portion of its liabilities to lock-in the rate for a period of up to three years. This strategy is part of the process adopted by the Company in mid 2004.
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited; to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. Except as required by applicable law, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
Westernbank Puerto Rico, a wholly-owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating throughout 55 full-fledged branches, including 33 in the southwestern region of Puerto Rico, 7 in the northeastern region, 13 in the San Juan Metropolitan area of Puerto Rico and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet. W Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.

You may contact Mrs. Carmen T. Casellas, Investor Relations, with appropriate questions regarding this press release at (787) 754-6310 or (787) 754-6311, or via email at westernbank@wbpr.com or the website http://www.w-holding.com.

EXHIBIT I
W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	For the Three Months Ended
		(As Restated)
	March 31, 2006	March 31, 2005	December 31, 2005
	(Dollars in thousands, except per share data)
Income Statement Data

Interest income:
Loans, including loan fees	$149,819	$99,664	$137,784
Investment securities	64,896	60,677	63,109
Mortgage-backed securities	7,278	8,773	7,315
Money market instruments	8,936	9,196	9,064

Total interest income	230,929	178,310	217,272

Interest expense:
Deposits	79,478	47,270	72,252
Federal funds purchased and repurchase agreements	70,830	50,679	67,677
Advances from Federal Home Loan Bank	2,061	1,980	1,997

Total interest expense	152,369	99,929	141,926

Net interest income	78,560	78,381	75,346
Provision for loan losses	7,000	6,000	14,000

Net interest income after provision for loan losses	71,560	72,381	61,346

Noninterest income:
Service and other charges on loans	2,954	2,326	3,731
Service charges on deposit accounts	2,258	1,975	2,334
Other fees and commissions	3,452	2,831	3,886
Net gain (loss) on derivative instruments	353	(1,564)	(3,276)
Net gain on sales and valuation of loans, securities, and other assets	167	143	133

Total noninterest income	9,184	5,711	6,808

Total net interest income and noninterest income	80,744	78,092	68,154

Noninterest expenses:
Salaries and employees’ benefits	13,659	10,682	12,608
Equipment	2,648	2,233	2,502
Deposit insurance premium and supervisory examination	893	798	902
Occupancy	1,974	1,747	2,030
Advertising	2,798	1,724	2,416
Printing, postage, stationery, and supplies	981	784	800
Telephone	523	476	341
Net gain from operations of foreclosed real estate held for sale	(212)	(80)	(116)
Municipal taxes	1,276	1,078	1,276
Other	4,871	4,829	6,091

Total noninterest expenses	29,411	24,271	28,850

Income before provision for income taxes	51,333	53,821	39,304
Provision for income taxes	15,943	8,020	9,135

Net income	35,390	45,801	30,169
Less dividends to preferred stockholders	9,229	9,319	9,229

Net income available to common stockholders	$26,161	$36,482	$20,940

Basic earnings per common share	$0.16	$0.22	$0.13

Diluted earnings per common share	$0.15	$0.21	$0.12

Cash dividends declared on common stock	$7,799	$7,166	$7,794

Cash dividends declared per common share(1)	$0.05	$0.04	$0.05

Period end number of common shares outstanding	164,236	164,013	164,098

Weighted average number of common shares outstanding	164,144	163,942	164,067

Weighted average number of common shares outstanding on a diluted basis	170,257	171,018	168,529

(1)	Cash dividend amounts in the table are rounded.

EXHIBIT II
W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

			(As Restated)
Balance Sheet Data	March 31, 2006	December 31, 2005	March 31, 2005

	(In thousands)

At Period End
Cash and due from banks	$81,508	$97,612	$100,856
Money market instruments:
Federal funds sold and resell agreements	776,415	746,539	954,311
Interest-bearing deposits in banks	70,042	57,116	60,911
Trading securities, at fair value	1,613	—	—
Investment securities available for sale, at fair value	3,231	5,166	5,062
Investment securities held to maturity, at amortized cost	7,401,352	7,074,025	6,948,043
Federal Home Loan Bank stock, at cost	42,968	42,798	46,473
Residential mortgage loans held for sale, at lower of cost or fair value	1,687	1,539	899
Loans-net	8,023,162	7,815,623	6,611,829
Accrued interest receivable	102,007	105,882	90,069
Premises and equipment, net	118,961	117,623	110,125
Deferred income taxes, net	42,395	41,111	36,821
Other assets	48,810	46,830	42,956

Total Assets	$16,714,151	$16,151,864	$15,008,355

Liabilities:
Deposits:
Noninterest-bearing	$288,500	$277,099	$263,822
Interest-bearing and related accrued interest payable	8,639,353	8,098,510	6,815,448

Total deposits	8,927,853	8,375,609	7,079,270
Federal fund purchased and repurchase agreements	6,245,713	6,260,029	6,476,172
Advances from Federal Home Loan Bank	162,000	172,000	207,000
Mortgage note payable	36,310	36,432	36,744
Accrued expenses and other liabilities	129,885	114,316	82,601

Total Liabilities	15,501,761	14,958,386	13,881,787
Stockholders’ equity	1,212,390	1,193,478	1,126,568

Total Liabilities and Stockholders’ Equity	$16,714,151	$16,151,864	$15,008,355

	Quarterly Averages (1)
		(As Restated)
Average Balances	March 31, 2006	March 31, 2005

	(In thousands)

Cash and due from banks	$89,560	$89,304
Money market instruments:
Federal funds sold and resell agreements	761,477	985,807
Interest-bearing deposits in banks	63,579	55,193
Trading securities	807	—
Investment securities available for sale	4,199	6,472
Investment securities held to maturity	7,237,689	6,934,711
Federal Home Loan Bank stock	42,883	49,334
Residential mortgage loans held for sale	1,613	1,266
Loans-net	7,919,393	6,264,591
Accrued interest receivable	103,945	89,177
Premises and equipment	118,292	110,088
Deferred income taxes, net	41,753	35,241
Other assets	47,818	43,804

Total Assets	$16,433,008	$14,664,988

Liabilities:
Deposits:
Noninterest-bearing	$282,799	$256,595
Interest-bearing and related accrued interest payable	8,368,932	6,405,125

Total deposits	8,651,731	6,661,720
Federal fund purchased and repurchase agreements	6,252,871	6,579,850
Advances from Federal Home Loan Bank	167,000	209,000
Mortgage note payable	36,371	36,801
Accrued expenses and other liabilities	122,101	75,553

Total Liabilities	15,230,074	13,562,924
Stockholders’ equity	1,202,934	1,102,064

Total Liabilities and Stockholders’ Equity	$16,433,008	$14,664,988

(1)	Average balances have been computed using beginning and period-end balances.

EXHIBIT III a
W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
THREE MONTHS ENDED
(UNAUDITED)

	March 31,						December 31,
				(As Restated)
	2006			2005			2005
			Annualized			Annualized			Annualized
		Average	Average		Average	Average		Average	Average
	Interest	Balance (1)	Yield/Rate	Interest	Balance (1)	Yield/Rate	Interest	Balance (1)	Yield/Rate

	(Dollars in thousands)

Normal spread:
Interest-earning assets:
Loans, including loan fees (2)	$149,819	$7,984,850	7.61%	$99,664	$6,199,190	6.52%	$137,784	$7,666,231	7.13%
Investment securities (3)	64,896	6,517,255	4.04	60,677	6,147,081	4.00	63,109	6,318,331	3.96
Mortgage-backed securities (3)	7,278	649,929	4.54	8,773	822,467	4.33	7,315	724,768	4.00
Money market instruments	8,936	831,604	4.36	9,196	1,072,862	3.48	9,064	865,527	4.15

Total	230,929	15,983,638	5.86	178,310	14,241,600	5.08	217,272	15,574,857	5.53

Interest-bearing liabilities:
Deposits	79,478	8,452,711	3.81	47,270	6,524,495	2.94	72,252	8,070,775	3.55
Federal funds purchased and repurchase agreements	70,830	6,271,307	4.58	50,679	6,569,602	3.13	67,677	6,276,708	4.28
Advances from FHLB	2,061	168,777	4.95	1,980	209,622	3.83	1,997	172,000	4.61

Total	152,369	14,892,795	4.15	99,929	13,303,719	3.05	141,926	14,519,483	3.88

Net interest income	$78,560			$78,381			$75,346

Interest rate spread			1.71%			2.03%			1.65%

Net interest-earning assets		$1,090,843			$937,881			$1,055,374

Net yield on interest-earning assets (4)			1.99%			2.23%			1.92%

Ratio of interest-earning assets to interest-bearing liabilities		107.32%			107.05%			107.27%

Tax equivalent spread:
Interest-earning assets	$230,929	$15,983,638	5.86%	$178,310	$14,241,600	5.08%	$217,272	$15,574,857	5.53%
Tax equivalent adjustment	5,360	—	0.14	14,316	—	0.41	7,176	—	0.19

Interest-earning assets - tax equivalent	236,289	$15,983,638	6.00	192,626	$14,241,600	5.49	224,448	$15,574,857	5.72

Interest-bearing liabilities	152,369	$14,892,795	4.15	99,929	$13,303,719	3.05	141,926	$14,519,483	3.88

Net interest income	$83,920			$92,697			$82,522

Interest rate spread			1.85%			2.44%			1.84%

Net yield on interest - earning assets (4)			2.13%			2.64%			2.10%

(1)	Average balance on interest-earning assets and interest-bearing liabilities is computed using daily monthly average balances during the period.

(2)	Average loans exclude non-performing loans. Loans fees, net amounted to $4.2 million, $5.0 million and $3.0 million for the three-month periods ended March 31, 2006 and 2005 and December 31, 2005, respectively.

(3)	Includes trading and available for sale securities.

(4)	Annualized net interest income divided by average interest-earning assets.

EXHIBIT III b
W HOLDING COMPANY, INC.
CHANGES IN YIELDS EARNED AND RATES PAID
(UNAUDITED)

	Three Months Ended March 31,
	2006 vs. 2005
	Volume	Rate	Total
	(In thousands)
Interest income:
Loans	$31,744	$18,411	$50,155
Investment securities (1)	3,682	537	4,219
Mortgage-backed securities (2)	(1,961)	466	(1,495)
Money market instruments	2,033	(2,293)	(260)

Total increase in interest income	35,498	17,121	52,619

Interest expense:
Deposits	16,042	16,166	32,208
Federal funds purchased and repurchase agreements	(2,185)	22,336	20,151
Advances from FHLB	(161)	242	81

Total increase in interest expense	13,696	38,744	52,440

Increase (decrease) in net interest income	$21,802	$(21,623)	$179

(1)	Includes available for sale securities.

(2)	Includes trading and available for sale securities.

EXHIBIT IV
W HOLDING COMPANY, INC.
LOAN RECEIVABLE-NET
(UNAUDITED)

			(As Restated)
	March 31,	December 31,	March 31,
By Collateral Type	2006	2005	2005
	(In thousands)

Commercial real estate mortgage (1)	$4,317,466	$4,260,258	$3,356,606
Residential real estate — mortgage (2)	1,246,447	1,298,535	1,247,554
Construction — mortgage	589,045	505,760	340,903
Commercial, industrial and agricultural (1)	1,138,451	1,013,092	889,580
Consumer and others (3)(4)	828,035	830,384	860,118

Total Loans	8,119,444	7,908,029	6,694,761
Allowance for loan losses	(96,282)	(92,406)	(82,932)

Loans — net	$8,023,162	$7,815,623	$6,611,829

(1)	Includes $1.4 billion, $1.3 billion and $1.1 billion of Westernbank Business Credit division outstanding loans at March 31, 2006, December 31, 2005 and March 31, 2005, respectively.

(2)	Includes fixed and floating interest rate loans to two mortgage originators in Puerto Rico mainly secured by mortgages on one-to-four family residential properties with an outstanding principal balance of $1.1 billion at March 31, 2006 and 2005 and December 31, 2005.

(3)	Includes $133.7 million, $135.0 million and $142.3 million of Expresso of Westernbank division outstanding loans at March 31, 2006, December 31, 2005 and March 31, 2005, respectively.

(4)	Includes $551.9 million, $552.0 million and $577.1 million collateralized by real estate at March 31, 2006, December 31, 2005 and March 31, 2005, respectively.

EXHIBIT V
W HOLDING COMPANY, INC.
NON-PERFORMING LOANS AND FORECLOSED
REAL ESTATE HELD FOR SALE
(UNAUDITED)

			(As Restated)
	March 31, 2006	December 31, 2005	March 31, 2005
	(Dollars in thousands)

Commercial real estate — mortgages and commercial, industrial and agricultural loans	$60,253	$55,585	$23,861
Residential real estate mortgage and construction loans	2,023	2,125	1,994
Consumer loans	7,659	6,288	7,876

Total non-performing loans	69,935	63,998	33,731
Foreclosed real estate held for sale	4,003	4,137	3,849

Total non-performing loans and foreclosed real estate held for sale	$73,938	$68,135	$37,580

Interest that would have been recorded if the loans had not been classified as non-performing	$4,978	$4,916	$3,400

Interest recorded on non-performing loans	$1,453	$743	$704

Total non-performing loans as a percentage of total loans at end of period	0.86%	0.81%	0.50%

Total non-performing loans and foreclosed real estate held for sale as a percentage of total assets at end of period	0.44%	0.42%	0.25%

EXHIBIT VI
W HOLDING COMPANY, INC. EXHIBIT VI
CHANGES IN ALLOWANCE FOR LOAN LOSSES
(UNAUDITED)

	Three Months Ended March 31,
					Year Ended
	2006		(As Restated) 2005		December 31, 2005

	(Dollars in thousands)

Balance, beginning of year	$92,406		$80,066		$80,066

Loans charged-off:
Commercial real estate — mortgage and commercial, industrial and agricultural loans (1)	(3,121)		(632)		(8,233)
Residential real estate-mortgage and construction loans	(1)		(63)		(121)
Consumer loans (2)	(2,242)		(2,856)		(13,809)

Total loans charged-off	(5,364)		(3,551)		(22,163)

Recoveries of loans previously charged-off:
Commercial real estate — mortgage and commercial, industrial and agricultural loans	1,575		36		1,008
Residential real estate-mortgage and construction loans	63		—		212
Consumer loans (3)	602		381		2,283

Total recoveries of loans previously charged-off	2,240		417		3,503

Net loans charged-off	(3,124)		(3,134)		(18,660)

Provision for loan losses	7,000		6,000		31,000

Balance, end of period	$96,282		$82,932		$92,406

Ratios:
Allowance for loan losses to total loans at end of period	1.19%		1.24%		1.17%
Provision for loan losses to net loans charged-off	224.07%		191.45%		166.13%
Recoveries of loans to loans charged-off in previous period (4)	40.99	%(4)	7.51	%(4)	15.78%
Net loans charged-off to average total loans (5)	0.16	%(4)	0.20	%(4)	0.27%
Allowance for loan losses to non-performing loans	137.67%		245.86%		144.39%

(1)	Includes partial charge-offs of $2.3 million and $5.3 million of Westernbank Business Credit
Division for the quarter ended March 31, 2006 and year ended December 31, 2005, respectively.
Partial charge-offs consists of one loan originally acquired in the purchased loan portfolio of the
Division on June 15, 2001.

(2)	Includes $1.7 million and $2.1 million of Expresso of Westernbank loans charged-offs for the three-month periods ended March 31, 2006 and March 31, 2005, respectively, and $9.8 million for the year ended December 31, 2005.

(3)	Includes $211,00 and $214,000 of Expresso of Westernbank loans recoveries for the three-month periods ended March 31, 2006 and March 31, 2005, respectively, and $1.1 million for the year ended December 31, 2005.

(4)	Net loans charged-off ratios are annualized for comparison purposes.

(5)	Average loans were computed using beginning and period-end balances.

EXHIBIT VII
W HOLDING COMPANY, INC.
SELECTED FINANCIAL RATIOS
(UNAUDITED)

	Three Months Ended March 31,
			Year Ended
		(As Restated)	December 31,
	2006	2005	2005
	(Amounts in thousands, except per share data)

Per share data:
Dividend payout ratio	29.81%	19.64%	24.25%
Book value per common share	$4.15	$3.63	$4.04
Preferred stock outstanding at end of period	18,157	18,179	18,160
Preferred stock equity at end of period	$530,838	$531,388	$530,926

Performance ratios:
Return on assets (1)	0.86%	1.25%	1.07%
Return on common stockholders’ equity (1)	15.57%	25.14%	20.53%
Efficiency ratio	33.72%	27.50%	30.67%
Operating expenses to total end-of-period assets	0.70%	0.65%	0.67%

Capital ratios:
Total capital to risk-weighted assets	12.90%	14.34%	13.13%
Tier I capital to risk-weighted assets	12.08%	13.49%	12.30%
Tier I capital to average assets	7.41%	7.72%	7.48%
Equity-to-assets ratio (1)	7.25%	7.51%	7.45%

Other selected data:

Total trust assets managed	$502,405	$416,747	$486,017
Branch offices	55	53	55
Number of full-time employees	1,356	1,203	1,311

(1)	The return on assets is computed by dividing annualized net income by average total assets for the period. The return on common stockholders’ equity is computed by dividing annualized net income less preferred stock dividends by average common stockholders’ equity for the period. The equity-to-asset ratio is computed by dividing average equity by average total assets. Average balances have been computed using beginning and period-end balances.